Exhibit 99.1

CONTACT:   Connie Hamblin                                                                    RELEASE:   October 20, 2011

                        (616) 772-1800

GENTEX REPORTS RECORD THIRD QUARTER NET SALES AND NET INCOME

ZEELAND, Michigan, October 20, 2011 -- Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and camera-based driver-assist systems for the automotive industry, commercial fire protection products and dimmable aircraft windows, today reported record financial results for the third quarter and first nine months of 2011.

For the third quarter of 2011, the Company’s all-time record net sales for any quarter increased by 30 percent to $269.5 million compared with $206.8 million in the third quarter of 2010.  The gross profit margin increased on a sequential basis from 35.2 percent in the second quarter of 2011 to 35.4 percent in the third quarter of 2011, primarily due to reduced supply chain-related costs, partially offset by annual customer price reductions.  The gross profit margin decreased on a quarter-over-quarter basis from 35.7 percent in the third quarter of 2010 to 35.4 percent in the third quarter of 2011, primarily due to annual customer price reductions, partially offset by the Company’s ability to leverage fixed overhead costs and purchasing cost reductions.

For the first nine months of 2011, the Company’s record net sales for any nine-month period increased by 28 percent to $763.4 million compared with $594.2 million in the first nine months of 2010.  The gross profit margin decreased to 35.5 percent for the first nine months of 2011 compared with 36.4 percent for the first nine months of 2010, primarily due to the impact of annual automotive customer price reductions, partially offset by the Company’s ability to leverage fixed overhead costs.

      All-time record net income in the third quarter of 2011 increased 27 percent to $43.4 million, compared with net income of $34.3 million in the third quarter of 2010.  For the first nine months of 2011, record net income of $124.2 million increased 23 percent compared with net income of $100.8 million for the first nine months of 2010.  The increases in net income for both the third quarter and nine-month periods ended September 30, 2011, were primarily due to increased net sales and gross profit.

Earnings per diluted share were 30 cents in the third quarter of 2011 compared with 24 cents per share in the third quarter of 2010.  Earnings per diluted share were 86 cents for the first nine months of 2011, compared with 72 cents per share in the first nine months of 2010.

“Gentex set a number of ‘records’ in the third quarter of 2011,” said Gentex Chairman of the Board and Chief Executive Officer Fred Bauer.  “Strong global demand for our auto-dimming mirror products and advanced electronic features in the third quarter of 2011 resulted in record auto-dimming mirror shipments of 5.6 million units, representing the highest quarterly mirror production in the Company’s history.”

      Rear Camera Display Update

Gentex Senior Vice President Enoch Jen said that in early September 2011, the U.S. Department of Transportation (DOT) posted an update on its web site related to the timing of certain events associated with the Kids Transportation

Safety Act (KTSA) and the pending requirement that all vehicles in the United States will be required to be equipped with cameras and rear camera displays (RCD) by September 2014 [based on the December 3, 2010, Notice of Proposed Rulemaking (NPRM) issued by the National Highway Traffic Safety Administration (NHTSA)].

The DOT stated that the final rule related to the KTSA is now scheduled to go to the Office of the Secretary of Transportation (OST) by October 3, 2011 (was previously scheduled for August 10, 2011), and to the Office of Management and Budget (OMB) by November 3, 2011 (was previously scheduled for September 24, 2011).  It further stated that the rule will receive clearance from the OMB by December 23, 2011; and that the publication date of the final rule will be by December 30, 2011 (was December 31, 2011).

As previously announced, the Company’s solution to meet the pending KTSA requirement is its Rear Camera Display (RCD) Mirrors, which display high-resolution, color images of the area directly behind the vehicle via an automaker-specified camera.

      Jen said that the Company continues to believe that RCD Mirrors will likely be implemented in three overlapping phases (based on the December 7, 2010, NPRM issued by NHTSA);

1.    Market-Driven Phase: time period prior to any legislation through NHTSA’s NPRM on December 7, 2010;

2.    “Wait and See” Phase: period of time from when the legislation was signed into law on February 28, 2008, until the final rule is issued, which, as stated above, is currently expected by December 30, 2011; and

3.    Implementation Phase: from the time the final rule is issued until the date that full implementation is required, when 100 percent of all vehicles in the U.S. under 10,000 lbs. will be required to be equipped with rear cameras and displays.  The current rule has set the date for full implementation at September 2014.

He said that the Company still believes that the market for camera displays in vehicles will be divided into two primary market segments:

1.    Top 15-20 Percent: The top 15-20 percent of the vehicle market will primarily offer the display for a rear camera in the navigation system, with the option of purchasing an RCD Mirror, and

2.    Rest of the market:  The rest of the market is the most likely market area to offer the camera display in the mirror or in other multi-purpose displays in the vehicle in a number of different locations, including the radio, instrument panel, console, etc.   This is the segment of the market with the greatest volume potential, but also has the greatest and increasing competition.

      “We continue to be in the ‘Wait and See’ Phase, as most automakers are waiting to find out what the final rule requirements will be,” said Jen.

      Unit Shipments and Net Sales

Total auto-dimming mirror unit shipments increased by 31 percent in the third quarter of 2011 compared with the third quarter last year.  Automotive net sales also increased by 31 percent from $201.5 million in the third quarter of 2010 to $264.0 million in the third quarter of 2011.

  Automatic-dimming mirror unit shipments increased by 19 percent in North America in the third quarter of 2011, compared with the third quarter last year, primarily as a result of increased mirror unit shipments to certain domestic automakers.  North American light vehicle production increased by five percent in the third quarter of 2011 compared with the same prior-year quarter.

Automatic-dimming mirror unit shipments to offshore customers increased by 38 percent in the third quarter of 2011 compared with the same quarter last year.  The increase in unit shipments was primarily due to increased mirror unit shipments to certain European and Asian automakers.  Light vehicle production in Europe increased by four percent in the third quarter of 2011, and increased by one percent in Japan and Korea in the third quarter of 2011, in each case compared with the same quarter last year.

Total auto-dimming mirror unit shipments increased by 29 percent in the first nine months of 2011 compared with the first nine months last year.  Automotive net sales also increased by 29 percent from $579.4 million in the first nine months of 2010 to $748.4 million in the first nine months of 2011.

Automatic-dimming mirror unit shipments increased by 27 percent in North America in the first nine months of 2011 compared with the first nine months of 2010, primarily as a result of increased mirror unit shipments to certain domestic automakers.  North American light vehicle production increased by seven percent in the first nine months of 2011 compared with the same prior-year period.

      Automatic-dimming mirror unit shipments to offshore customers increased by 30 percent in the first nine months of 2011 compared with the same period last year.  The increase in unit shipments was primarily due to increased mirror unit shipments to certain European and Korean automakers.  Light vehicle production in Europe increased by eight percent in the first nine months of 2011, and decreased by 12 percent in Japan and Korea in the first nine months of 2011, in each case compared with the same period last year.

Other net sales increased by three percent to $5.5 million for the third quarter of 2011 compared with the same quarter last year, due to a 32 percent increase in dimmable aircraft window net sales, partially offset by a seven percent decrease in fire protection net sales.

Other net sales increased by two percent to $15.0 million for the first nine months of 2011 compared with the same period last year, due to a nine percent increase in dimmable aircraft windows net sales, partially offset by flat fire protection net sales.

      Fire protection net sales continue to be impacted by the relatively weak commercial construction market.    The increase in dimmable aircraft window net sales for both the third quarter and first nine months of 2011 was primarily due to increased shipments of dimmable windows for the Boeing 787 Dreamliner series of aircraft.

Future Estimates

      Gentex Senior Vice President Enoch Jen provided certain guidance for 2011.

“Our estimate for net sales for the fourth quarter of 2011 is an increase of approximately 20-25 percent compared with the same quarter in 2010, based on IHS’s September 2011 forecast for light vehicle production levels,” said Jen.

He also indicated that flooding in Thailand as a result of heavy rain and monsoons since late July 2011 could result in additional supply chain disruptions.

      “The Company has been in regular contact with its suppliers and we continue to work with them to secure adequate quantities of parts to meet customer demand for our products,” said Jen.  “Based on the September 2011 IHS forecast for light vehicle production levels and the Company’s anticipated product mix, we currently believe that the Company has secured an adequate supply of parts for the balance of calendar year 2011.  However, the Company continues to work to gain access to additional parts which may be at a higher cost due to anticipated changes in purchasing channels. The Company currently estimates that the additional costs associated with these supply chain disruptions will negatively impact the Company’s gross margin in the fourth quarter of 2011 by approximately one-fourth to one-half percentage point (25 to 50 basis points).

 Based on the Company’s expected net sales for the fourth quarter of 2011, Jen said that the Company currently expects that its gross profit margin for the fourth quarter of 2011 will slightly decline sequentially, primarily due to supply chain disruptions as a result of the flooding in Thailand.

 “Additionally, we continue to estimate that shipments of our SmartBeam® high beam headlamp assist product will increase by approximately 60-70 percent in calendar year 2011 compared with shipments of approximately 630,000 SmartBeam units in calendar year 2010,” said Jen.  “We also continue to estimate that shipments of Rear Camera Display Mirrors in calendar year 2011 will increase by approximately 40 percent compared with shipments of approximately 1.25 million units in calendar year 2010.”  The SmartBeam and Rear Camera Display Mirror unit shipment estimates are also based on IHS Automotive’s September 2011 light vehicle production forecast for calendar year 2011 compared with calendar year 2010.  SmartBeam is the Company’s proprietary high beam headlamp assist system.

The Company’s current forecasts for light vehicle production for each of the following periods in 2011 compared with the same periods in 2010 are based on IHS Automotive’s September 2011 forecast for light vehicle production in North America, Europe and Japan and Korea:

IHS Automotive’s Light Vehicle Production Forecast
	Fourth Quarter 2011*	Fourth Quarter 2010*	% Change	Calendar Year 2011*	Calendar Year 2010*	% Change
*light vehicle units – millions; based on September 2011 forecast
North America	3.3	3.0	+11%	12.9	11.9	+8%
Europe	4.8	4.9	-2%	19.8	18.8	+5%
Japan and Korea	3.7	3.3	+14%	12.4	13.1	-5%

  Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management's beliefs, assumptions, current expectations, estimates and projections about the global automotive industry, the economy, the ability to control and leverage fixed manufacturing overhead costs, unit shipment and net sales growth rates, the ability to control E,R&D and S,G&A expenses, gross margins and the Company itself.  Words like "anticipates," "believes," "confident," "estimates," "expects," "forecast," “hopes”, "likely," "plans," "projects," “optimistic,” and "should," and variations of such words and similar expressions identify forward-looking statements.  These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, expense, likelihood and degree of occurrence.  These risks include, without limitation, employment and general economic conditions; worldwide automotive production; the maintenance of the Company’s market share; the ability to achieve purchasing cost reductions; customer inventory management; supplier part shortages; competitive pricing pressures; currency fluctuations; interest rates; equity prices; the financial strength/stability of the Company's customers (including their Tier 1 suppliers); potential impact of supply chain disruptions on net sales, costs and gross margin; potential impact of natural disasters on supply chain and vehicle production; potential sale of OEM business segments or suppliers; potential customer (including their Tier 1 suppliers) bankruptcies; the mix of products purchased by customers; the ability to continue to make product innovations; the market for Rear Camera Display Mirrors and the success of those products; the success of certain other products (e.g. SmartBeam®); and other risks identified in the Company's other filings with the Securities and Exchange Commission.  Therefore, actual results and outcomes may materially differ from what is expressed or forecasted.  Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Third Quarter Conference Call

      A conference call related to this news release will be simulcast live on the Internet beginning at 10:30 a.m. EDT today. To access that call, go to www.gentex.com  and select the “Audio Webcast” icon on the right side of the page. Other conference calls hosted by the Company will also be available at that site in the future.

About the Company

Founded in 1974, Gentex Corporation (The Nasdaq Global Select Market: GNTX) is the leading supplier of automatic-dimming rearview mirrors and camera-based driver-assist systems to the global automotive industry. The Company also provides commercial smoke alarms and signaling devices to the North American fire protection market, as well as dimmable aircraft windows for the commercial, business and general aviation markets. Based in Zeeland, Michigan, the international Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. More than half of the Company's interior mirrors are sold with advanced electronic features, and more than 98 percent of the Company's net sales are derived from the sale of auto-dimming mirrors to nearly every major automaker in the world.  Visit the Company’s web site at www.gentex.com.

Gentex currently is working to fill a significant number of manufacturing and technical positions, primarily in the electrical and software development and engineering areas.  Additional information is available at http://www.gentex.com/corp_jobs.html.

GENTEX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net Sales	$269,467,967	$206,832,953	$763,415,405	$594,162,842
Cost of Goods Sold	174,182,650	133,073,198	492,188,780	377,940,892
Gross Profit	95,285,317	73,759,755	271,226,625	216,221,950

Engineering, Research & Development	20,668,537	16,463,760	59,829,055	46,024,900
Selling, General & Administrative	12,370,000	10,323,698	35,813,024	29,830,097
Income from Operations	62,246,780	46,972,297	175,584,546	140,366,953

Other Income	(2,251,836)	(3,199,013)	(10,117,400)	(7,830,674)

Income Before Provision
for Income Taxes	64,498,616	50,171,310	185,701,946	148,197,627

Provision for Income Taxes	21,101,552	15,880,066	61,499,831	47,386,923

Net Income	$43,397,064	$34,291,244	$124,202,115	$100,810,704

Earnings Per Share
Basic	$0.30	$0.25	$0.87	$0.73
Diluted	$0.30	$0.24	$0.86	$0.72
Weighted Average Shares:
Basic	142,681,780	139,507,360	142,276,965	138,973,832
Diluted	144,315,020	140,559,193	144,136,399	140,166,475

Cash Dividends Declared per Share	$0.120	$0.110	$0.360	$0.330

CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	Sept 30,	Dec 31,
	2011	2010
ASSETS
Cash and Short-Term Investments	$456,250,742	$434,797,369
Other Current Assets	301,951,828	220,471,905

Total Current Assets	758,202,570	655,269,274

Plant and Equipment - Net	256,562,323	205,107,756
Long-Term Investments and Other Assets	119,778,568	142,313,609

Total Assets	$1,134,543,461	$1,002,690,639

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$116,748,083	$72,088,629
Long-Term Debt	0	0
Deferred Income Taxes	34,176,761	37,071,184
Shareholders' Investment	983,618,617	893,530,826

Total Liabilities & Shareholders' Investment	$1,134,543,461	$1,002,690,639

AUTO-DIMMING MIRROR UNIT SHIPMENTS

(Thousands)
	Third Quarter Ended September 30,			Nine Months Ended September 30,
	2011	2010	% Change	2011	2010	% Change
North American Interior	1,517	1,264	20%	4,581	3,625	26%
North American Exterior	370	318	16%	1,144	877	30%
Total North American Units	1,887	1,582	19%	5,725	4,502	27%

Offshore Interior	2,668	1,926	38%	7,473	5,723	31%
Offshore Exterior	1,001	726	38%	2,870	2,218	29%
Total Offshore Units	3,669	2,652	38%	10,343	7,941	30%

Total Interior Mirrors	4,185	3,190	31%	12,054	9,348	29%
Total Exterior Mirrors	1,371	1,044	31%	4,014	3,095	30%
Total Mirror Units	5,556	4,234	31%	16,068	12,443	29%

Note: Certain prior year amounts have been reclassified to conform with the current year presentation.  Percent change and amounts may not total due to rounding.

End of Filing